                                                                      EXHIBIT 99


                           FEDERAL SIGNAL CORPORATION


1.   PURPOSE OF THE PLAN.

     The purpose of this Broad Based Option Plan (the "Plan") is to secure for Federal Signal Corporation, a Delaware corporation (the "Corporation"), and its stockholders the benefits of incentive compensation of employees of the Corporation and its subsidiaries. By virtue of the stock options available under the Plan, employees who are responsible for the future growth and continued success of the Corporation have an opportunity to participate in the appreciation in the value of the stock of the Corporation which furnishes them with an incentive to work for and contribute to such appreciation through the growth and success of the Corporation. In addition, it is generally recognized that incentive compensation programs aid in retaining and encouraging employees of ability and in recruiting additional able employees.

2.   SHARES SUBJECT TO THE PLAN.

     An aggregate of 1,000,000 shares of Common Stock ($1.00 par value) of the Corporation shall be subject to the Plan and such shares may be issued under the Plan pursuant to Stock Options as the Committee, as defined below, in its discretion, may determine and the total number of stock options that can be granted under the Plan shall not exceed 1,000,000 shares except as set forth in the next paragraph. Such shares may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Corporation.

     In the event that any option under the Plan expires or is terminated without being exercised for any reason prior to the end of the period during which options may be granted under the Plan, the shares theretofore subject to such option, or the unexercised portion thereof, shall again become available for grant under the Plan.

3.   ADMINISTRATION OF THE PLAN.

     A.    THE COMMITTEE.

     The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors or such other committee as shall be designated by the Board of Directors (the "Committee"). The Committee shall consist of not less than two Directors of the Corporation, and shall be appointed by the Board of Directors. Any decision or determination reduced to writing and signed by all the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) and may make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee. Service on the Committee shall constitute service as a Director of the Corporation so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Corporation.

     B.    AUTHORITY OF THE COMMITTEE.

     Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the employees to whom, and the time or times at which, Stock Options shall be granted and the number of shares to be subject to each Stock Option provided, however, no individual may receive more than 100,000 of the shares per year under the Plan. In making such determinations, the Committee may take into account the nature of the services rendered or expected to be rendered by the respective employees, their present and potential contributions to the Corporation's success, the anticipated number of years of effective service remaining and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and conditions of the respective Stock Options (which terms and conditions need not be the same in each case), to impose restrictions on any shares issued as or pursuant to the Stock Options and to determine the manner in which such restrictions may be removed, and to make all other determinations deemed necessary or advisable in administering the Plan. The Committee may specify in the original terms of any Stock Option or, if not so specified, shall determine whether any authorized leave of absence or absence on military or governmental service or for any other reason shall constitute a termination of employment for purposes of the Plan. The Committee shall have the authority to issue shares of Common Stock pursuant to the Stock Options and to determine the consideration received by the Corporation for such Stock Options granted pursuant to the Plan. The determination of the Committee on the matters referred to in this paragraph shall be conclusive.

     C.    GRANTING DATE.

     The action of the Committee with respect to the granting of a Stock Option shall take place on such date as a majority of the members of the Committee at a meeting shall make a determination with respect to the granting of a Stock Option or, in the absence of a meeting, on such date as a written designation covering such Stock Option shall have been authorized by all members of the Committee. The effective date of the grant of a Stock Option (the "Granting Date") shall be the date specified by the Committee in its determination or designation relating to the award of such Stock Option, provided that the Committee may not designate a Granting Date with respect to any Stock Option which shall be earlier than the date on which the granting of such Stock Option shall have been approved by the Committee.

4.   ELIGIBILITY.

     Stock Options may be granted to employees (which term shall be deemed to include officers) who on the Granting Date (or within 30 days thereafter in the instance of newly hired employees) are in the employ of the Corporation or one of its then subsidiary corporations (the "subsidiaries"), as defined in Section 425 of the Internal Revenue Code of 1954, as amended (the "Code").

5.   TERMS AND CONDITIONS OF OPTIONS.

     A.    PURCHASE PRICE AND TERMS OF OPTIONS.

     The purchase price of the Common Stock under each option shall be determined by the Committee, but for options granted under Section 5 of the Plan, the price shall not be less than 100% of the fair market value of the Common Stock, as determined by the Committee, on the Granting Date for such option.

     B.    TERM OF OPTIONS.

     The term of each option granted under the Plan shall be for a period of ten years unless otherwise determined by the Committee. Each option shall become exercisable, unless otherwise determined by the Committee in its discretion, with respect to one-half the number of shares subject thereto after the first anniversary following the Granting Date, and shall be exercisable with respect to all shares subject thereto after the second anniversary following the Granting Date.

     C.    RESTRICTIONS ON TRANSFER AND EXERCISE.

     (i) Except as hereinafter provided, no option granted pursuant to the Plan may be exercised at any time unless the holder thereof is then an employee of the Corporation or of a subsidiary. Options granted under the Plan shall not be affected by any change of employment so long as the grantee continues to be an employee of the Corporation or of a subsidiary. Retirement pursuant to the Corporation's then prevailing retirement policies and plans shall be deemed to be a termination of employment.

     (ii) Unless the Committee determines otherwise, in the event of the termination of employment of a grantee of an option (otherwise than by reason of death), such option may be exercised (only to the extent that the employee was entitled to do so at the termination of his employment) at any time within (a) two years after such termination if such termination is due to disability (as defined in Section 105(d)(4) of the Code) or retirement unless, at the time of employment termination, the Committee extends the period of exercise, (b) three months after such termination in all other cases, unless such period shall be extended by the Committee in its discretion. In no event shall an option be exercisable after the expiration date of the option.

     (iii) Unless the Committee determines otherwise, if a grantee shall die while an employee of the Corporation or a subsidiary or within three months after the termination of employment of the grantee, an option held by such grantee may be exercised to the extent the option was exercisable by such grantee at the date of death, by a legatee or legatees of such option under the grantee's last will, or by the grantee's personal representative or distributees, at any time within one year after the grantee's death, provided that in no event shall the option be exercised after the expiration of the period of the option.

     (iv) No option granted under the Plan shall be transferable otherwise than by will or the law of descent and distribution and an option may be exercised, during the lifetime of the grantee thereof, only by the grantee thereof.

     D.    EXERCISE OF OPTIONS; ALTERNATIVE SETTLEMENT METHODS.

     (i) Subject to the limitations set forth in the Plan and the original terms of the option, any option granted and exercisable pursuant to the Plan may be exercised in whole or in part from time to time. Except in the case of the election of an alternative settlement method as hereinafter provided, payment for shares of Common Stock purchased shall be made in full at the time that an option, or any part thereof, is exercised. Unless the Committee determines otherwise in its discretion, a grantee holding an option may make all or a portion of payment upon exercise of an option through delivery of shares of Common Stock of the

Corporation. Any shares so delivered shall be valued at the closing price on the New York Stock Exchange (or, if no such closing price is available, the value shall be determined in such other manner as the Committee may deem appropriate).

     (ii) The Committee, in its discretion, may provide that any option granted pursuant to the Plan may, by its terms, confer upon the grantee the right to elect any of the alternative settlement methods set forth in subparagraph (iv) below.

     (iii) The Committee may, in its discretion and at the request of a grantee holding an option granted pursuant to the Plan that does not by its terms include the right to elect any of such alternative settlement methods, permit the election of any of such alternative methods by the grantee. The Committee, in its discretion, may at the request of the holder of an option on the Common Stock of the Corporation, which option is exercisable at the time of the request and which was granted pursuant to any stock option plan or other similar plan heretofore established for the benefit of employees of the Corporation, permit the election of any of such alternative methods by such holder. The authority of the Committee to permit such elections of alternative settlement methods shall not confer upon the grantee or holder of any option the right to such an election.

     (iv) The alternative settlement methods are: (a) cash equal to the excess of the value of one share of Common Stock over the purchase price set forth in the option times the number of shares as to which the option is exercised; (b) the number of full shares of Common Stock having an aggregate value not greater than the cash amount calculated under alternative (a); (c) any combination of cash and full shares having an aggregate value not greater than the cash amount calculated under alternative (a). Notwithstanding the other provisions of the Plan, election of an alternative settlement method involving the receipt of cash shall be subject to the approval of the Committee at the time of such election. For purposes of determining an alternative settlement, the value per share of Common Stock shall be the closing price on the New York Stock Exchange (or, if no such closing price is available, the value shall be determined in such other manner as the Committee may deem appropriate).

     (v) The Committee may, in its discretion, commit the Corporation to pay to the option holder, at the time the taxes or an amount of cash equal to the amount of income tax payable by the grantee as a result of the option exercise and as a result of this tax reimbursement.

     (vi) Exercise of an option in any manner, including an exercise involving an election of an alternative settlement method, shall result in a decrease in the number of shares which thereafter may be available for purposes of granting options under the Plan by the number of shares as to which the option is exercised.

     E.    MANNER OF EXERCISE.

     An option shall be exercised by giving a written notice to the Secretary of the Corporation stating the number of shares of Common Stock with respect to which the option is being exercised and containing such other information as the Secretary may request, including the election requesting authorization of an alternative settlement method.

6.   STOCKHOLDER AND EMPLOYMENT RIGHTS.

     A holder of an option shall have none of the rights of a stockholder with respect to any of the shares subject to option until such shares shall be issued upon the exercise of the option.

     Nothing in the Plan or in any Stock Option granted pursuant to the Plan shall, in the absence of an express provision to the contrary, confer on any individual any right to be or to continue in the employ of the Corporation or any of its subsidiaries or shall interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the employment of any individual at any time.

7.   ADJUSTMENTS IN COMMON STOCK.

     The aggregate number of shares of Common Stock of the Corporation on which Stock Options may be granted hereunder, the number of shares thereof covered by each outstanding Stock Option, the price per share thereof in each such Stock Option may all be approximately adjusted, as the Board of Directors or the Committee may determine, for any increase or decrease in the number of shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Corporation.

     Subject to any required action by the stockholders, if the Corporation shall be the surviving corporation in any merger or consolidation, any Stock Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Stock Option would have been entitled pursuant to the merger or consolidation. Upon a dissolution of the Corporation, or a merger or consolidation in which the Corporation is not the surviving corporation, every Stock Option outstanding hereunder shall terminate, provided, however, that in the case of such dissolution, merger or consolidation, then during the period thirty days prior to the record date of such event, each holder of an Stock Option granted pursuant to the Plan shall have a right to exercise the Stock Option, in whole or in part, notwithstanding any other provision of the Plan or Stock Option agreement.

8.   AMENDMENT AND TERMINATION.

     Unless the Plan shall theretofore have been terminated, the Plan shall terminate on, and no Stock Option shall be granted hereunder, after December 13, 2011, provided that the Board of Directors of the Corporation may at any time prior to that date terminate the Plan.

     No termination or amendment of the Plan may, without the consent of the holder of any outstanding Stock Option, adversely affect the rights of such holder or grantee. The termination of the Plan shall not affect restrictions applicable to any Stock Options, outstanding or existing at the time of such termination.

9.   GOVERNMENT AND OTHER REGULATIONS.

     The obligation of the Corporation to sell or deliver shares under Stock Options granted pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.